Exhibit 10.42

Dear Deborah,

The Purpose of this letter is to formally memorialize our offer of employment to you with 155 East Tropicana, LLC (hereafter “Employer”) for the position of Senior Vice President of Finance of Hooters Casino Hotel in Las Vegas, Nevada. You asked that we memorialize the terms of the offer of employment in writing and as a result, the terms are contained herein.

1.                           Position: Senior Vice President of Finance

2.                           Base Salary: $150,000.00 gross salary annually. Your salary levels will be reviewed and adjusted on an annual basis consistent with performance, and the Boards direction for the Executive Team.  Obviously, if employment is terminated for cause, you will be paid through the last day worked prior termination. Conversely, if the employment is terminated at any time without cause, you will receive Separation Pay as outlined herein; however, if you quit at any time, compensation will only be paid through the last day of employment.

3.                           Employment Date: Employment will commence on or about Tuesday, February 1, 2005.

4.                           Employment: Under Nevada law, you will be considered an employee “at will”. Hopefully this will be a long and mutually beneficial relationship between you and 155 East Tropicana, LLC.

5.                           Termination Without Cause: If at any time during the course of your employment the Employer chooses to terminate your employment, without cause, then you will continue to receive for six (6) months after said termination, without cause, your monthly gross salary and benefits as Separation Pay.

6.                           Bonus: A bonus of $50,000 will be paid upon the successful completion of the funding of the Bond Offering through Jeffries. However if you quit prior to your one year anniversary this bonus must be repaid to the Company. It also is anticipated that the Employer will create a bonus program to commence at the opening of the Hooters Casino Hotel. At that time, you will be eligible to participate in the bonus program to be paid each fiscal year in addition to your annual gross salary. It is anticipated, depending on performance standards set by the Board of Directors, that your bonus would be anywhere between zero and approximately $50,000 on an annual basis.

7.                           Employee Benefits: You will receive all standard that are currently offered to San Remo executives subject to standard eligibility requirements, waiting periods, etc. Currently this will include medical, dental, and vision insurance coverage at no premium cost to you, similar coverage for your spouse at subsidized rates, life insurance of $280,000, and flexible vacation time within our policy guidelines. You are also eligible to participate in the 401K and Section 125 Plans if you choose.

Once 155 takes over operations of the Casino Hotel, you will be offered a similar benefit package consistent with other executives. Until you are eligible to participate in the benefits offered as described above, you shall receive additional funds to reimburse any COBRA expenses you may have, but not exceed $500.00 per month.

8.                           Eastern and Western Hotel Corporation. As you know, the 155 E. Tropicana LLC is currently not operating the property. The Tenant, Eastern and Western Hotel Corporation, has the responsibility of your employment up to the time when Hooters Casino Hotel is licensed by the Nevada Gaming Commission. Until 155 E. Tropicana LLC takes over the property, and you will be an employee of Eastern and Western Hotel Corporation and you will be compensated by Tenant. 155 E. Tropicana LLC agrees to assume the terms of this agreement once it is licensed to do be in operation by the Nevada Gaming Commission.

9.                           Immediate Superior:  Your immediate superior will be Michael Hessling, of Eastern and Western Hotel Corporation, until further notice. Once 155 E. Tropicana LLC is licensed it is anticipated that you will also have an additional reporting relationship to Bruce Clark, CFO for 155.

I trust that you will find the foregoing acceptable and we look forward to working with you in the future. I would ask that your acknowledge receipt of the terms contained herein in the space provided below.

155 EAST TROPICANA, LLC	EASTERN & WESTERN HOTEL CORP.
A Nevada corporation,

/s/ Neil G. Kiefer	/s/ Michael J. Hessling
Neil G. Kiefer, CEO	Michael Hessling, Executive Vice President

I, Deborah Pierce, have reviewed, understand and agree to the terms and conditions set forth in this letter relative to my employment with Eastern and Western Hotel Corp., and 155 East Tropicana, LLC.

Dated:	February 1, 2005

/s/ Deborah J. Pierce
Deborah Pierce